CHAPMAN AND CUTLER
                     111 WEST MONROE STREET
                    CHICAGO, ILLINOIS  60603



                        October 28, 1998



Nike Securities L.P.
1001 Warrenville Road
Lisle, Illinois  60532

The Chase Manhattan Bank
4 New York Plaza, 6th Floor
New York, New York  10004-2413


     Re:                         FT 301

Gentlemen:

     We have acted as counsel for Nike Securities L.P., Depositor of FT 301 (the "Fund"), in connection with the issuance of units of fractional undivided interest in the Trust of said Fund (the "Trust"), under a Trust Agreement, dated October 28, 1998 (the "Indenture"), among Nike Securities L.P., as Depositor, The Chase Manhattan Bank, as Trustee, and First Trust Advisors L.P., as Evaluator and Portfolio Supervisor.

     In this connection, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and such other instruments and documents we have deemed pertinent. The opinions expressed herein assume that the Trust will be administered, and investments by the Trust from proceeds of subsequent deposits, if any, will be made, in accordance with the terms of the Indenture. The Trust holds Equity Securities as such term is defined in the Prospectus. For purposes of the following discussion and opinion, it is assumed that each Equity Security is equity for Federal income tax purposes ("Stock Shares"), a share in a fund qualifying as a regulated investment company for federal income tax purposes ("RIC Shares"), or a share in an entity treated as a real estate investment trust for federal income tax purposes ("REIT Shares").

     Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing United States Federal income tax law:

      I. The Trust is not an association taxable as a corporation for Federal income tax purposes; each Unit holder will be treated as the owner of a pro rata portion of each of the assets of the Trust under the Internal Revenue Code of 1986 (the "Code") in the proportion that the number of Units held by him bears to the total number of Units outstanding; under Subpart E, Subchapter J of Chapter 1 of the Code, income of the Trust will be treated as income of the Unit holders in the proportion described above; and an item of Trust income will have the same character in the hands of a Unit holder as it would have in the hands of the Trustee. Each Unit holder will be considered to have received his pro rata share of income derived from each Trust asset when such income is considered to be received by the Trust.

     II. The price a Unit holder pays for his Units, generally including sales charges, is allocated among his pro rata portion of each Equity Security held by the Trust (in proportion to the fair market values thereof on the valuation date closest to the date the Unit holder purchases his Units) in order to determine his tax basis for his pro rata portion of each Equity Security held by the Trust. For Federal income tax purposes, a Unit holder's pro rata portion of distributions of cash or property by a corporation with respect to an Equity Security ("dividends" as defined by Section 316 of the Code) (except for designated capital gain dividends paid on RIC Shares or REIT Shares) is taxable as ordinary income to the extent of such corporation's current and accumulated "earnings and profits." A Unit holder's pro rata portion of dividends paid on such Equity Security which exceeds such current and accumulated earnings and profits will first reduce a Unit holder's tax basis in such Equity Security, and to the extent that such dividends exceed a Unit holder's tax basis in such Equity Security, shall be treated as gain from the sale or exchange of property. Certain of the issuers of the Equity Securities intent to qualify under special Federal income tax rules as "real estate investment trusts" ("REITs"). Because Unit holders are deemed to directly own a pro rata portion of the REIT Shares and RIC Shares as discussed above, Unit holders are advised to consult their tax advisers for information relating to the tax consequences of owning the REIT Shares and RIC Shares.
Provided such issuer qualifies as a REIT or a RIC, certain distributions by such issuer on the REIT Shares or the RIC Shares may qualify as "capital gain dividends," taxable to shareholders (and, accordingly, to the Unit holders as owners of a pro rata portion of the REIT Shares or the RIC Shares) as long-term capital gain, regardless of how long a shareholder has owned such shares. In addition, distributions of income or capital gains declared on REIT Shares or the RIC Shares in October, November, or December will be deemed to have been paid to the shareholders (and, accordingly, to the Unit holders as owners of a pro rata portion of the REIT Shares or the RIC Shares) on December 31 of the year they are declared, even when paid by the REIT or the RIC during the following January and received by shareholders or Unit holders in such following year.

    III. Gain or loss will be recognized to a Unit holder (subject to various nonrecognition provisions under the Code) upon redemption or sale of his Units, except to the extent an in kind distribution of stock is received by such Unit holder from the Trust as discussed below. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of his Units. Before adjustment, such basis would normally be cost if the Unit holder had acquired his Units by purchase. Such basis will be reduced, but not below zero, by the Unit holder's pro rata portion of dividends, except for designated capital gains paid by RIC or a REIT with respect to each Equity Security which is not taxable as ordinary income. However, any loss realized by a Unit holder with respect to the disposition of his pro rata portion of the REIT Shares or the RIC Shares, to the extent such Unit holder has owned his Units for less than six months or the Trust has held the REIT Shares or RIC Shares for less than six months, will be treated as long-term capital loss to the extent of the Unit holder's pro rata portion of any capital gain dividends received (or deemed to have been received) with respect to the REIT Shares or the RIC Shares.

     IV. If the Trustee disposes of a Trust asset (whether by sale, exchange, liquidation, redemption, payment on maturity or otherwise) gain or loss will be recognized to the Unit holder (subject to various nonrecognition provisions under the Code) and the amount thereof will be measured by comparing the Unit holder's aliquot share of the total proceeds from the transaction with his basis for his fractional interest in the asset disposed of. Such basis is ascertained by apportioning the tax basis for his Units (as of the date on which his Units were acquired) among each of the Trust assets (as of the date on which his Units were acquired) ratably according to their values as of the valuation date nearest the date on which he purchased such Units. A Unit holder's basis in his Units and of his fractional interest in each Trust asset must be reduced, but not below zero, by the Unit holder's pro rata portion of dividends, except for designated capital gains paid by a RIC or a REIT with respect to each Equity Security which is not taxable as ordinary income.

      V. If more than 50% of the value of the total assets of the RIC consist of stock or securities in foreign corporations, the RIC may elect to pass through to its shareholders the foreign income and similar taxes paid by the RIC in order to enable its shareholders to take a credit (or deduction) for foreign income taxes paid by the RIC. If this election is made, Unit holders of the Trust, because they deemed to own a pro rata portion of the Equity Securities held by the Trust, as described above, must include in their gross income, for federal income tax purposes, both their portion of dividends received by the Trust from the RIC and also their portion of the amount which the RIC deems to be their portion of foreign income taxes paid with respect to, or withheld from, dividends, interest, or other income of the RIC from its foreign investments. Unit holders may then subtract from their federal income tax the amount of such taxes withheld, or else treat such foreign taxes as deductions from gross income; however, as in the case of investors receiving income directly from foreign sources, the above described tax credit or deduction is subject to certain limitations.

     VI. Under the Indenture, under certain circumstances, a Unit holder tendering Units for redemption may request an in kind distribution of Equity Securities upon the redemption of Units or upon the termination of the Trust. As previously discussed, prior to the redemption of Units or the termination of the Trust, a Unit holder is considered as owning a pro rata portion of each of the Trust's assets. The receipt of an in kind distribution will result in a Unit holder receiving an undivided interest in whole shares of stock and possibly cash. The potential federal income tax consequences which may occur under an in kind distribution with respect to each Equity Security owned by the Trust will depend upon whether or not a Unit holder receives cash in addition to Equity Securities. An "Equity Security" for this purpose is a particular class of stock issued by a particular corporation. A Unit holder will not recognize gain or loss if a Unit holder only receives Equity Securities in exchange for his or her pro rata portion of the Equity Securities held by the Trust. However, if a Unit holder also receives cash in exchange for a fractional share of an Equity Security held by the Trust, such Unit holder will generally recognize gain or loss based upon the difference between the amount of cash received by the Unit holder and his tax basis in such fractional share of an Equity Security held by the Trust. The total amount of taxable gains (or losses) recognized upon such redemption will generally equal the sum of the gain (or loss) recognized under the rules described above by the redeeming Unit holder with respect to each Equity Security owned by the Trust.

     A domestic corporation owning Units in the Trust may be eligible for the 70% dividends received deduction pursuant to
Section 243(a) of the Code with respect to such Unit holders' pro rata portion of dividends on Stock Shares received by the Trust (to the extent such dividends are taxable as ordinary income, as discussed above, and are attributable to domestic corporations), subject to the limitations imposed by Sections 246 and 246A of the Code. However, dividends received on the REIT Shares are not eligible for the dividends received deduction.

     To the extent dividends received by the Trust are attributable to foreign corporations, a corporation that owns Units will not be entitled to the dividends received deduction with respect to its pro rata portion of such dividends since the dividends received deduction is generally available only with respect to dividends paid by domestic corporations.

     Section 67 of the Code provides that certain miscellaneous itemized deductions, such as investment expenses, tax return preparation fees and employee business expenses will be deductible by an individual only to the extent they exceed 2% of such individual's adjusted gross income. Unit holders may be required to treat some or all of the expenses of the Trust as miscellaneous itemized deductions subject to this limitation.

     A Unit holder will recognize taxable gain (or loss)when all or part of the pro rata interest in an Equity Security is either sold by the Trust or redeemed or when a Unit holder disposes of his Units in a taxable transaction, in each case for an amount greater (or less) than his tax basis therefor; subject to various nonrecognition provisions of the Code.

     It should be noted that payments to the Trust of dividends on Equity Securities that are attributable to foreign corporations may be subject to foreign withholding taxes and Unit holders should consult their tax advisers regarding the potential tax consequences relating to the payment of any such withholding taxes by the Trust. Any dividends withheld as a result thereof will nevertheless be treated as income to the Unit holders. Because under the grantor trust rules, an investor is deemed to have paid directly his share of foreign taxes that have been paid or accrued, if any, an investor may be entitled to a foreign tax credit or deduction for United States tax purposes with respect to such taxes. A required holding period is imposed for such credits.

     Any gain or loss recognized on a sale or exchange will, under current law, generally be capital gain or loss.

     The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including foreign, state or local taxes or collateral tax
consequences   with  respect  to  the  purchase,  ownership   and
disposition of Units.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-64129) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                  Very truly yours,



                                  CHAPMAN AND CUTLER

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